Exhibit 99.1

For Immediate Release January 15, 2016 Listed: TSX, NYSE	Symbol: POT

David Delaney Retiring as PotashCorp’s Chief Operating Officer

Saskatoon, Saskatchewan –Potash Corporation of Saskatchewan Inc. (PotashCorp) announced today that David Delaney, Executive Vice President and Chief Operating Officer, will retire effective January 31, 2016. Named to his current position in 2010, he has been instrumental in leading the company through the finalization of the largest expansion program in its history.

“David’s contribution to the company’s success spanned almost two decades,” said Jochen Tilk, President and CEO. “Having spent the majority of his career at PotashCorp leading our Sales team – and more recently our Operations group – David built many strong relationships with his colleagues and others within the industry, and will be missed.”

With Delaney’s departure, the Presidents of the company’s business units – Potash, Nitrogen and Phosphate – will now report directly to the President and CEO.

PotashCorp is the world’s largest integrated fertilizer and related industrial and feed products company by capacity and plays an integral role in global food production. PotashCorp is the world’s largest producer, by capacity, of potash and one of the largest producers of nitrogen and phosphate. These three essential nutrients are required to help farmers grow healthier, more abundant crops. With the global population rising and diets improving in developing countries, these nutrients offer a responsible and practical solution to meeting the long-term demand for food. While agriculture is its primary market, the company also produces products for animal feed and industrial uses. Common shares of Potash Corporation of Saskatchewan Inc. are listed on the Toronto Stock Exchange and the New York Stock Exchange.

For further information please contact:

Investors	Media
Denita Stann	Randy Burton
Vice President, Investor and Public Relations	Director, Public Relations and Communications
Phone: (306) 933-8521	Phone: (306) 933-8849
Fax: (306) 933-8844	Fax: (306) 933-8844
Email: ir@potashcorp.com	Email: pr@potashcorp.com

Website: www.potashcorp.com

122 1st Avenue South, Suite 500, Saskatoon, SK, Canada S7K 7G3 T (306) 933-8500 F (306) 652-2699

Potash Corporation of Saskatchewan Inc., l www.potashcorp.com